LightPath Technologies Announces Financial Results for the Fourth Quarter and Fiscal 2013

Company Achieves Record Profit for the Year

ORLANDO, Fla., Sept. 5, 2013 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2013.

(Logo: http://photos.prnewswire.com/prnh/20130122/FL45558LOGO)

Fourth Quarter Highlights:

  Revenue for the fourth quarter of fiscal 2013 increased 1% to $3.13 million compared to $3.10 million for the fourth quarter of fiscal 2012. Revenue for our precision molded optics products increased 18% from the fourth quarter of fiscal 2012.
  Gross margin for the quarter increased to 45% as compared to 40% for the fourth quarter of fiscal 2012.
  EBITDA increased nearly 24% to $471,000 in the fourth quarter of fiscal 2013 compared to $381,000 in the fourth quarter of fiscal 2012.
  Cash on hand as of June 30, 2013 was $1.57 million as compared to $1.40 million on March 31, 2013.
  Operating income was $206,000 for the fourth quarter compared to $111,000 in the fourth quarter of fiscal 2012.
  Net loss was $244,000 or $0.02 per common share, basic and diluted, for the fourth quarter compared to net income of $196,000 or $0.02, basic and diluted, for the fourth quarter of fiscal 2012.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "I am pleased to report continued improvement in the Company's operating results, driven by strong demand for our optics across a broad base of our market segments. Gross margin improved to 44% in fiscal 2013 due to the cost reductions we implemented and higher unit volume sales which increased our overhead leverage. The combination of increased sales volume and lower costs resulted in fourth quarter operating income of $206,000. EBITDA, which excludes the effect of non-cash expenses associated with the mark-to-market adjustments related to our warrants issued in June 2012, increased by nearly 24% to $471,000 and we had positive operating cash flow of $622,000 for the fourth quarter. For the year, we demonstrated strong operating leverage with increases in both EBITDA and sales, resulting in LightPath's first profitable fiscal year!"

"The Company's operating results for fiscal 2013 and fiscal 2012 as reported under generally accepted accounting principles (GAAP) include the effect of quarterly mark-to-market adjustments related to warrants that were issued in connection with our private placement in June of 2012. We believe the comparisons of ongoing operations excluding the effects of the non-cash expenses associated with such warrants are also helpful for investors to better understand the financial results of our business operations. After adjusting for this warrant expense, non-GAAP net income for the fourth quarter of fiscal 2013 was $259,000, or $0.02 per share compared to $92,500, or $0.01 per share for the fourth quarter of fiscal 2012. Non-GAAP net income for fiscal 2013 was $230,000, or $0.02 per share compared to a net loss of $968,000, or ($0.10) per share in fiscal year 2012. We believe this non-GAAP measure reflects the strength of the fourth quarter and represents an inflection point for the Company to build on as we go forward."

Mr. Gaynor added, "Demand for LightPath's aspheric lenses has increased in both its domestic and Asian sales regions. End product markets driving the increased demand for aspheric lenses include laser tools, telecommunications, digital projectors, industrial equipment, weapon sights and green lasers. LightPath anticipates this increase in demand will phase in over the next two quarters and provide potential incremental revenue growth in excess of 15% on an annualized basis. It is significant to note that the product demand we are seeing is broad based across several of our larger market segments. It is not limited to any specific industry, market or geographic location."

"Optics is a strategic technology that is critical in many manufacturing processes, as well as a key component in end products," continued Mr. Gaynor. "We believe that the optical market is at the beginning of a multi-year growth cycle driven by four major market themes: expansion of cloud computing; digital technology used for video distribution; expansion of wireless broadband; and, machine to machine connection. Cloud computing is causing a shift in enterprise technology with increased spending for Software-as-a-Service ("SaaS") and Infrastructure-as-a-Service ("IaaS") capital investments. Delivery of applications and technology using SaaS and IaaS requires larger and faster network bandwidth. The explosion of mobile devices, which includes smartphones and tablet devices, is also requiring the expansion of network bandwidth as users are receiving and transferring larger amounts of data via their mobile devices. The number of mobile devices will exceed the global population by 2016 and is estimated to be at 1.4 devices per person. Individuals are also streaming more video on their mobile devices or through their smart TVs. This type of video distribution through digital technology, which is estimated to become 70% of all network traffic by 2016, is creating a huge demand for larger and faster bandwidth. Finally, machine to machine connection technology allows wireless and wired systems to communicate with other devices of the same type. This type of networking often requires bandwidth in order for the machines to communicate with each other. All of these themes require the expansion of bandwidth, and thus, the growth of optical communication networks. LightPath produces products, such as our precision molded optics products, that can be used as a component in optical communication networks. These themes combined with the excellent value proposition that we bring to our customers with competitive prices and superior quality are the reasons we believe we are experiencing this increase in demand for our precision molded optics products and why we have confidence in our continued growth going forward."

Financial Results for Three Months Ended June 30, 2013

Revenue for the fourth quarter of fiscal 2013 totaled approximately $3.13 million compared to approximately $3.10 million for the fourth quarter of fiscal 2012, an increase of 1%. This increase was primarily attributable to growth in revenue from sales of the Company's telecommunications products, including our precision molded optics products, which overcame the effect in the fourth quarter of fiscal 2012 of a large purchase order from a customer in connection with the Defense Advanced Research Projects Agency's Low Cost Thermal Imaging Manufacturing Program. Revenue for our precision molded optics increased 18% compared to the fourth quarter of fiscal 2012. Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lenses product line, particularly low cost lenses being sold in Asia and from infrared products.

The gross margin percentage in the fourth quarter of fiscal 2013 was 45%, up from 40% in the fourth quarter of fiscal 2012. Total manufacturing costs of $1.72 million decreased by approximately $154,000 in the fourth quarter of fiscal 2013 compared to the same period of the prior fiscal year due to improved productivity associated with higher unit volumes and the impact of cost reduction efforts. During the fourth quarter of fiscal 2013, total costs and expenses increased by approximately $84,000 compared to the same period of the prior year.

Selling, general and administrative expenses were $948,000 for the fourth quarter of fiscal 2013. Total operating income for the fourth quarter of fiscal 2013 was approximately $206,000 compared to $111,000 for the same period in fiscal 2012.

In the fourth quarter of fiscal 2013, the Company recognized non-cash expense of approximately $503,000 related to the change in the fair value of derivative warrants issued in connection with a private placement of securities in June 2012. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the fourth quarter of fiscal 2013 was $244,000 (including the $503,000 non-cash expense for the change in value of the warrant liability) or $0.02 per basic and diluted common share, compared with net income of $196,000 or $0.02 per basic and diluted common share for the same period in fiscal 2012. Non-GAAP net income for the fourth quarter of fiscal 2013 was $259,000, or $0.02 per share compared to $92,500, or $0.01 per share in the fourth quarter of fiscal 2012. Weighted-average basic shares outstanding increased to 12,956,390 in the fourth quarter of fiscal 2013 from 10,384,899 in the fourth quarter of fiscal 2012. This increase is primarily due to the issuance of shares of common stock in connection with the June 2012 private placement, shares issued for the payment of interest on the Company's convertible debentures, shares issued in connection with the conversion of debentures, including incentive shares and shares issued for the employee stock purchase plan.

Financial Results for Year Ended June 30, 2013

Revenue for fiscal year 2013 was approximately $11.78 million compared to approximately $11.28 million for fiscal 2012, an increase of 4%. This increase was primarily attributable to revenue from precision molded lenses for the telecommunications and laser tool markets and custom optics. The number of units of precision molded optics sold increased by 35% due to the Company's increased production capability and the pursuit of low-cost, high-volume lens business. We expect continued growth in sales of our precisions molded optics product line. Infrared products, that are now being designed and will be introduced in fiscal 2014, are also expected to accelerate the Company's growth more meaningfully beginning in fiscal 2014 and continuing into fiscal 2015.

Gross margin percentage for fiscal 2013 was 44% compared to 36% in fiscal 2012. Total manufacturing costs of $6.61 million were approximately $642,000 lower in fiscal 2013 compared to fiscal 2012.

This decrease in manufacturing costs resulted from an increase in direct costs of $31,000 for materials, labor and outside services due to higher revenues offset by a decrease of $219,000 in labor costs, a decrease of $304,000 in tooling costs, a decrease of $92,000 in freight costs and a decrease of $55,000 in supplies. Direct costs, which include material, labor and services, were 24% of revenue in fiscal 2013, as compared to 25% of revenue in fiscal 2012.

During fiscal 2013, total costs and expenses increased $6,000 to approximately $4.97 million from approximately $4.96 million for fiscal 2012. As a result, total operating income for fiscal year 2013 increased to approximately $210,000 as compared to an operating loss of $924,000 for fiscal year 2012.

In fiscal 2013, the Company recognized expenses of approximately $15,000 related to the change in the fair value of derivative warrants issued in connection with the June 2012 private placement. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for fiscal 2013 was approximately $215,000 or $0.02 per basic and diluted common share, compared with a net loss of approximately ($865,000) or ($0.09) per basic and diluted common share for fiscal 2012. Non-GAAP net income for fiscal 2013 was $230,000, or $0.02 per share compared to a net loss of $968,000, or $0.01 per share for fiscal 2012. Weighted-average basic shares outstanding increased to 12,102,124 in fiscal 2013 compared to 9,861,596 in fiscal 2012, which is primarily due to the issuance of shares of common stock in the June 2012 private placement, shares issued as payment of interest due on the Company's convertible debentures, shares issued in connection with the conversion of the convertible debentures, including incentive shares, and shares issued under our employee stock purchase plan.

Cash and cash equivalents totaled approximately $1.57 million as of June 30, 2013. The current ratio as of June 30, 2013 was 3.75:1 compared to 3.59:1 as of June 30, 2012. Total stockholders' equity as of June 30, 2013 totaled approximately $5.43 million compared to $4.00 million as of June 30, 2012.

As of June 30, 2013, the Company's 12-month backlog was $4.14 million compared to $4.89 million as of June 30, 2012. The change is backlog does not include three large orders totaling over $700,000 which had been expected in the fourth quarter of fiscal 2013 but were delayed until the first quarter of fiscal 2014.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, September 5, at 4:30 p.m. EDT to discuss the Company's financial and operational performance for the fourth quarter of fiscal 2013.

Conference Call Details
Date: Thursday, September 5, 2013
Time: 4:30 p.m. (EDT)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600
Webcast: http://www.videonewswire.com/event.asp?id=95565

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the call. A transcript archive of the conference call will be available for viewing or download from the Company's web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

LightPath prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The discussions of the Company's results as presented in this release include use of non-GAAP measures "EBITDA" and "gross margin," As well as an adjusted Non-GAAP net income. Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the Company's cost structure and provides funds for our total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, loss on extinguishment of debt, change in fair value of warrants and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. The Company uses EBITDA for evaluating the relative underlying performance of its core operations and for planning purposes. The Company calculates EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA." EBITDA calculations can be found at the end of the tables that follow.

Non-GAAP net income excludes the non-cash impact form mark-to-market adjustments related to the Company's warrants issued in connection with the Company's private placement in June of 2012. The Company believes that this non-GAAP measure is helpful in understanding the Company's underlying operating results. Non-GAAP net income is not in accordance with, or an alternative to GAAP net income (net loss) and may not be comparable to information provided by other companies.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Dorothy Cipolla, CFO
LightPath Technologies, Inc.	LightPath Technologies, Inc.
407-382-4003	407-382-4003 x305
jgaynor@lightpath.com	dcipolla@lightpath.com
www.lightpath.com	www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com
www.darrowir.com

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	June 30,	June 30,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$1,565,215	$2,354,087
Trade accounts receivable, net of allowance of $20,617 and $18,214	2,126,907	2,133,079
Inventories, net	1,770,681	1,513,384
Other receivables	353,530	41,000
Prepaid interest expense	—	7,250
Prepaid expenses and other assets	262,236	201,459
Total current assets	6,078,569	6,250,259

Property and equipment, net	2,235,781	1,920,950
Intangible assets, net	35,397	68,265
Debt costs, net	—	3,882
Other assets	27,737	27,737
Total assets	$8,377,484	$8,271,093
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,065,651	$1,129,708
Accrued liabilities	110,628	183,910
Accrued payroll and benefits	440,462	386,234
Deferred revenue	1,966	37,750
Capital lease obligation, current portion	3,602	3,602
Total current liabilities	1,622,309	1,741,204

Capital lease obligation, less current portion	3,302	6,903
Deferred rent	220,216	345,726
Warrant liability	1,102,021	1,087,296
8% convertible debentures to related parties	—	1,012,500
8% convertible debentures	—	75,000
Total liabilities	2,947,848	4,268,629

Stockholders' equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 12,958,239 and 11,711,952
shares issued and outstanding, respectively	129,582	117,120
Additional paid-in capital	209,645,126	208,410,216
Accumulated other comprehensive income	52,736	88,258
Accumulated deficit	(204,397,808)	(204,613,130)
Total stockholders' equity	5,429,636	4,002,464
Total liabilities and stockholders' equity	$8,377,484	$8,271,093

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations and Comprehensive Income

	(unaudited)
	Three months ended		Year ended
	June 30,		June 30,
	2013	2012	2013	2012
Product sales, net	$ 3,128,986	$ 3,104,120	$ 11,783,539	$ 11,284,869
Cost of sales	1,721,184	1,875,505	6,608,288	7,250,098
Gross margin	1,407,802	1,228,615	5,175,251	4,034,771
Operating expenses:
Selling, general and administrative	948,038	859,798	3,990,927	3,880,667
New product development	245,631	249,641	939,025	1,045,535
Amortization of intangibles	8,217	8,217	32,868	32,868
Loss on disposal of property and equipment	—	—	2,273	—
Total costs and expenses	1,201,886	1,117,656	4,965,093	4,959,070
Operating income (loss)	205,916	110,959	210,158	(924,299)
Other income (expense):
Interest expense	(428)	(21,809)	(96,435)	(88,729)
Interest expense - debt costs	—	(850)	(3,882)	(3,298)
Change in fair value of warrant liability	(502,827)	103,364	(14,725)	103,364
Other income (expense), net	53,574	4,200	120,206	48,095
Total other income (expense), net	(449,681)	84,905	5,164	59,432
Net income (loss)	$ (243,765)	$ 195,864	$ 215,322	$ (864,867)
Income (loss) per common share (basic)	$ (0.02)	$ 0.02	$ 0.02	$ (0.09)
Number of shares used in per share calculation	12,956,390	10,384,899	12,102,124	9,861,596
(basic)
Income (loss) per common share (diluted)	$ (0.02)	$ 0.02	$ 0.02	$ (0.09)
Number of shares used in per share calculation	13,824,454	11,311,701	12,959,218	9,861,596
(diluted)
Foreign currency translation adjustment	(36,016)	16,531	(35,522)	37,665
Comprehensive income (loss)	$ (279,781)	$ 212,395	$ 179,800	$ (827,202)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Year ended
	June 30,
	2013	2012
Cash flows from operating activities
Net income (loss)	$ 215,322	$ (864,867)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	813,234	1,124,038
Interest from amortization of debt costs	3,882	3,298
Warrants issued to consultant	—	7,500
Loss on disposal of property and equipment	2,273	—
Stock based compensation	268,307	272,044
Change in provision for doubtful accounts receivable	2,403	10,969
Change in fair value of warrant liability	14,725	(103,364)
Deferred rent	(125,510)	(118,536)
Changes in operating assets and liabilities:
Trade accounts receivables	3,769	(311,004)
Other receivables	(312,530)	(10,057)
Inventories	(257,297)	109,253
Prepaid expenses and other assets	46,473	82,671
Accounts payable and accrued liabilities	(83,111)	166,039
Deferred revenue	(35,784)	37,750
Net cash provided by operating activities	556,156	405,734
Cash flows from investing activities
Purchase of property and equipment	(1,097,470)	(628,593)
Cash flows from financing activities
Proceeds from exercise of stock options	2,612	—
Proceeds from sale of common stock, net of costs	—	1,596,786
Proceeds from sale of common stock from employee stock purchase plan	8,981	13,595
Costs associated with settlement of debentures	(40,028)	—
Repayments of debentures	(180,000)	—
Payments on capital lease obligation	(3,601)	—
Net cash provided by (used in) financing activities	(212,036)	1,610,381
Effect of exchange rate on cash and cash equivalents	(35,522)	37,665
Increase (decrease) in cash and cash equivalents	(788,872)	1,425,187
Cash and cash equivalents, beginning of period	2,354,087	928,900
Cash and cash equivalents, end of period	$1,565,215	$2,354,087
		-

Supplemental disclosure of cash flow information:
Interest paid in cash	$ 1,874	$ 1,670
Income taxes paid	$ 2,350	$ 4,174
Supplemental disclosure of non-cash investing & financing activities:
Prepaid interest on convertible debentures through the issuance of common stock	$ 87,000	$ 87,000
Issuance of common stock through the conversion of 8% debentures	$ 907,500	—
Fair value of warrants issued to consultant	$ 13,000	$ 15,000

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Years ended June 30, 2013 and 2012

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2011	9,713,099	$ 97,131	$ 207,636,440	$ 50,593	$ (203,748,263)	$ 4,035,901
Issuance of common stock for:
Vested restricted stock units	-	-	-	-	-	-
Employee stock purchase plan	13,169	132	13,463	—	—	13,595
Interest payment on convertible debentures	41,832	418	86,582	—	—	87,000
Warrant issued for consulting services	—	—	15,000	—	—	15,000
Stock based compensation on stock
options and restricted stock units	—	—	272,044	—	—	272,044
Sale of common stock and warrants, net	1,943,852	19,439	386,687	—	—	406,126
Net loss	—	—	—	—	(864,867)	(864,867)
Foreign currency translation adjustment	—	—	—	37,665	—	37,665

Balance at June 30, 2012	11,711,952	$ 117,120	$ 208,410,216	$ 88,258	$ (204,613,130)	$ 4,002,464

Issuance of common stock for:
Employee stock purchase plan	10,567	106	8,875	—	—	8,981
Exercise of employee stock options	2,511	25	2,587	—	—	2,612
Conversion of debentures, net of costs	1,148,738	11,487	855,985	—	—	867,472
Interest payment on convertible debentures	84,471	844	86,156	—	—	87,000
Warrant issued for consulting services	—	—	13,000	—	—	13,000
Stock based compensation on stock
options and restricted stock units	—	—	268,307	—	—	268,307
Net income	—	—	—	—	215,322	215,322
Foreign currency translation adjustment	—	—	—	(35,522)	—	(35,522)

Balance at June 30, 2013	12,958,239	$ 129,582	$ 209,645,126	$ 52,736	$ (204,397,808)	$ 5,429,636

LIGHTPATH TECHNOLOGIES, INC.
EBITDA

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$ (243,765)	$ 195,864	$ 215,322	$ (864,867)
Depreciation and amortization	211,900	266,317	813,234	1,124,038
Change in fair value of warrant liability	502,827	(103,364)	14,725	(103,364)
Interest expense	428	22,659	100,317	92,027
EBITDA	$ 471,390	$ 381,476	$ 1,143,598	$ 247,834